                                                                     EXHIBIT 1.2

                             EARNINGS COVERAGE RATIO

PRELIMINARY SHORT FORM PROSPECTUS DATED DECEMBER 5, 2003 -- U.S.$405,000,000
10 3/8% SENIOR NOTES DUE 2011 (THE "EXISTING NOTES") WHICH MAY BE DELIVERED UPON THE EXCHANGE OF U.S.$405,000,000 10 3/8% SENIOR NOTES DUE 2011 (THE "EXCHANGE NOTES")


                                                                          12 MONTHS ENDED
                                                               ----------------------------------------
US$ Millions                                                   SEPTEMBER 30, 2003     DECEMBER 31, 2002
                                                               ------------------     -----------------

Earnings before interest and income taxes                                4.7                50.1
                                                                       -----                ----

Total interest expense                                                  38.2                38.6
Adjustments to interest expense:
    Interest on Existing Notes repaid with proceeds of                 (26.8)              (38.0)
         Exchange Notes being issued
    Interest on Exchange Notes being issued                             42.0                42.0
    Capitalized Interest                                                 0.2                 0.1
Adjusted interest                                                       53.6                42.7
Income taxes                                                           (21.8)                0.3
                                                                       -----                ----

Earnings coverage ratio                                                   9%(1)             117%(1)
                                                                       -----                ----

Actual dollar amounts of the coverage deficiency to
attain a ratio of one to one                                            48.9                  --
                                                                       -----                ----

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(1)  Ratios have been calculated excluding the carrying charges for the Issuers'
     controvertible debentures, accounted for as equity under Canadian GAAP, which have been reflected in equity in the calculation of the Issuers' interest and dividend obligations. If those securities had been accounted for as debt for the purpose of calculating the ratios set out herein, the entire amount of the annual carrying charges for those securities would have been reflected in the calculation of the Issuers' interest and dividend obligations. If the convertible debentures were accounted for in their entirety as debt, the earnings coverage ratio for the twelve month period ended September 30, 2003 would be 8% and the earnings coverage ratio for the twelve month period ended December 31, 2002 would be 115%.